United National Bancorp to Acquire State Bank of South Orange

Bridgewater, NJ - June 25, 1998 - United National Bancorp (Nasdaq: UNBJ) and State Bank of South Orange jointly announced that they have entered into a definitive agreement in which United National will acquire State Bank in a tax-free exchange of stock. State Bank is a $75 million asset, single-office bank headquartered in South Orange, New Jersey. The transaction will be accounted for as a pooling of interests.

"We believe that acquisitions of quality institutions like State Bank are important to our strategy of expanding our presence into key markets," stated Thomas C. Gregor, chairman and chief executive officer of United National. "We look forward to introducing State Bank customers, as well as South Orange area residents and businesses, to our personalized style of banking. United National Bank will offer an expanded product line including trust and investment services, and a full array of personal, mortgage, and commercial loans."

"We are delighted to join forces with United National," stated Milton J. Wigder, chairman and founder of State Bank. "United National offers additional services while maintaining he same high level of service and community focus that State Bank has traditionally offered. We are convinced that our shareholders and customers alike will benefit from this transaction.

The merger agreement provides that each share of State Bank common stock will be exchanged for 1.245 shares of United National. State Bank currently has 639,575 shares of common stock outstanding. This acquisition is conditioned upon receiving necessary bank regulatory approvals, the approval of the shareholders of State Bank and other customary conditions. The merger agreement grants to United National an option, exercisable in certain circumstances, to purchase up to 172,275 shares of State Bank common stock. It is anticipated that the merger will be consummated before year-end.

United National Bancorp, headquartered in Bridgewater, New Jersey, is a $1.3 billion asset commercial bank holding company whose principal subsidiary is United National Bank. The Bank operates 26 offices throughout Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. In addition to providing a complete range of personal and business banking products, United National also offers an array of financial services including rust, asset management and investment services. United Commercial Capital Group, a subsidiary of United National Bank, provides timely and innovative solutions for real estate and commercial transactions that do not fall within the boundaries of traditional bank financing. Visit United National on the World Wide Web at www.united-national.com.

Contact: media, Donald Reinhard, 908-429-2370 or investors, Donald Malwitz, 908-429-2405, both of United National, or James J. Young, President of State Bank at 973-762-2000.

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